EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Nos. 333-105195 and 333-12160) on Form S-3 and Registration Statements (Nos. 333-57091, 333-72456, 333-72458, 333-72460 and 333-112761) on Form S-8 of our reports dated March 13, 2006, relating to the financial statements of OMI Corporation and management’s report of the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of OMI Corporation for the year ended December 31, 2005.

DELOITTE & TOUCHE LLP

New York, New York
March 13, 2006